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                                                                      EXHIBIT 14

                                 ENDOLOGIX, INC.

                               CODE OF ETHICS FOR
                             CHIEF EXECUTIVE OFFICER
                                       AND
                            SENIOR FINANCIAL OFFICERS
                                       OF
                                 ENDOLOGIX, INC.

                                  as adopted by
                            the Board of Directors of
                                 Endologix, Inc.
                              on December 11, 2003

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INTRODUCTION

         Endologix's Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and other senior financial officers hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders' interests are appropriately balanced, protected and preserved. This Code of Ethics (the "Code") embodies principles to which they are expected to adhere and advocate. These tenets for ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to Endologix employees, the public and other stakeholders. The CEO, CFO and other senior financial officers are expected to abide by this Code as well as all applicable Endologix business conduct standards and policies or guidelines relating to areas covered by this Code. Any violations of this Code may result in disciplinary action, up to and including termination of employment.

STANDARDS OF CONDUCT

         All officers covered by this Code will:

                  - Act with honest and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships.

                  - Provide stakeholders with information that is accurate, complete, objective, fair, relevant, timely and understandable, including in filings with and other submissions to the U.S. Securities and Exchange Commission and other regulators and in other public communications made by Endologix.

                  - Comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

                  - Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgement to be subordinated.

                  - Respect the confidentiality of information except when authorized or otherwise legally obligated to disclose.

                  - Not use confidential information for personal advantage.

                  - Share knowledge and maintain professional skills important and relevant to stakeholders' needs.

                  - Actively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and in the community.

                  - Achieve responsible use, control and stewardship over Endologix assets and resources.

                  - Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of Endologix's financial statements or accounting books and records.

COMPLIANCE PROCEDURES

         Any officer who becomes aware of any existing or potential situation or transaction that may be in conflict with the intent of this Code is required to promptly notify his or her immediate

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supervisor or Endologix's Chief Executive Officer, the Ethics Compliance Officer
or the chairperson of the Audit Committee. Failure to do so is, itself, a violation of this Code. The supervisor, or Endologix's chief executive officer, the Ethics Compliance Officer or the chairperson of the Audit Committee, as applicable, will determine what action, if any, is necessary, and will recommend that action for approval to the Board of Directors of Endologix.

         The Ethics Compliance Officer and the Audit Committee will use every reasonable effort in order to protect the confidentiality of the identities of the officers reporting information to the Ethics Compliance Officer or the Audit Committee consistent with the need to perform an adequate investigation of any reported matter. However, an officer may also report information directly and confidentially to the Ethics Compliance Officer or Audit Committee on an anonymous basis, by:

                  Submitting the information to the Ethics Compliance Officer by email at ________@endologix.com or at the following address: Ethics Compliance Officer, Endologix, Inc.,13900 Alton Parkway, Suite 122, Irvine, CA 92618. Persons desiring to report anonymously via e-mail who want to ensure their anonymity should (i) set up an account with Hotmail or another third-party provider, and (ii) inform that third-party provider that the account holder information is confidential and should not be disclosed to anyone. This policy prohibits anyone from Endologix from attempting to determine the owner of such account.

                  Submitting the information to the Audit Committee in writing at the following address: The Audit Committee of the Board of Directors, Endologix, Inc., 13900 Alton Parkway, Suite 122, Irvine, CA 92618, Attention: Chairman.

         If a violation of this Code is discovered, and the officer in question has acted in good faith, it is Endologix's policy to allow a reasonable amount of time for the officer to correct the situation.

         To encourage officers to report all violations of this Code of Ethics and to raise questions concerning compliance with the Code of Ethics, Endologix will not permit retaliation or harassment for reports made or concerns raised in good faith. "Good faith" does not mean that a report or concern must be correct, but it does require that the officer making the report or raising the concern believes that he or she is providing truthful information.

         All questions relating to how this Code should be interpreted or applied, recommendations for amendment to its provisions and/or action arising from a failure to abide by the terms set forth herein, should be directed to either the Ethics Compliance Officer or the chairperson of the Audit Committee.

WAIVERS OF THE CODE OF ETHICS AND CONDUCT FOR FINANCIAL PROFESSIONALS

         Amendments to and waivers of the Code of Ethics may be made only by the Board of Directors of Endologix or a committee of the Board, and must be promptly disclosed to Endologix's stockholders to the extent and in the manner required by Section 406 of the Sarbanes-Oxley Act of 2002 or applicable rules of the Nasdaq Stock Market.

DISSEMINATION; DISTRIBUTION AND CERTIFICATION

         This Code will be made publicly available in a manner consistent with the requirements under the applicable rules of the SEC and Nasdaq Stock Market. This Code and any amendments or waivers thereto will also be disseminated by Endologix as and to the extent required by the applicable rules of the SEC and Nasdaq Stock Market.

         At commencement of employment, and on a periodic basis thereafter, the CEO, CFO and other senior financial officers will be provided with a copy of this Code and will be required to execute the attached Compliance Certificate.